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                                                                    EXHIBIT 4.11

                                                                    August, 1993
                      (NORTHERN TRUST BENEFITS YOU LOGO)

                    AUGUST USHERS IN NEW TIP OPPORTUNITIES
                TAKE THE BENEFITS EXPRESS(TM) TO TIP INFORMATION
                     MAKE TIP CHANGES ANY MONTH YOU CHOOSE

On August 9, 1993, the Benefits Express(TM) Phone System will be introduced to all TIP participants and the change to monthly processing of TIP information will begin. What this means for you is that you'll be able to get information about TIP and make changes to your TIP account just by picking up the phone. And you'll be able to make those changes in any month you choose.

During the week of August 2, 1993, you'll receive your Benefits Express Caller Kit that will include a temporary PERSONAL IDENTIFICATION NUMBER (CALLED A P.I.N.) to enter the system for the first time. When you make your first call, you'll be prompted to select your own permanent P.I.N. It's a good idea to select a number that's easy to remember. If you forget your P.I.N., you'll need to request a new number and the replacement will take a few days. Your kit will also include a CALLER'S CARD that outlines the steps for using Benefits Express and summarizes the features and options of the system. In this memo we'll preview Benefits Express and describe how the change to monthly processing will make TIP more responsive and convenient than ever!

HELLO BENEFITS EXPRESS--'BYE 'BYE TIP CHANGE FORMS

The introduction of Benefits Express will eliminate the need to complete a paper form to make a change to your TIP account in most (but not all) situations. For example:

WHEN YOU WANT TO....                                       THEN....

Increase or decrease your TIP contributions                Call Benefits Express

Direct your contributions to different funds               Call Benefits Express

Transfer existing balances from one fund to another        Call Benefits Express

Check current balances (including the amounts available
for loans and withdrawals)                                 Call Benefits Express

Check current investment returns                           Call Benefits Express

Request a loan                                             Call Benefits Express

FOR THE RECORD--BENEFITS EXPRESS CONFIRMS YOUR TRANSACTIONS--IN WRITING

Each time you complete a transaction through Benefits Express, you will receive a confirmation (on paper) for your records, to document your request. A sample confirmation sheet is included with this memo.

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FOR YOUR INFORMATION--WHEN YOU'LL STILL NEED A PAPER FORM

Although Benefits Express is designed to streamline and automate most of your TIP transactions, there will still be times when you'll need to complete a paper form. For example:

WHEN YOU WANT TO....                         THEN....

Enroll in TIP for the first time             Complete an enrollment form

Change your TIP beneficiary                  Complete a beneficiary
                                             designation form

Request a financial hardship withdrawal      Complete the hardship withdrawal
                                             documents

Roll over a distribution from the
retirement plan of a former employer         Complete the rollover forms

Direct your distributions at retirement or   Complete the termination election
termination                                  forms

AND REMEMBER....

YOU CAN USE BENEFITS EXPRESS TO REQUEST ANY OF THE FORMS THAT ARE STILL
NECESSARY.

NOTE: Forms for all transactions will continue to be available for any participant with a special need such as a hearing impairment or for anyone whose primary language is not English. Contact your TIP/ESOP representative to request a form.

NEED A TIP CHANGE? PICK A MONTH!

At the same time that Benefits Express is being introduced, TIP processing is switching from a quarterly to a monthly schedule.

What that means for you is that when you want to make a change to your TIP account, you get to pick the month that you want.

We've also increased the number of times you can request a specific
transaction....from four times a year to six times a year. The chart below spells out your new opportunities.
- --------------------------------------------------------------------------------

                                  NUMBER OF CHANGES
     TYPE OF REQUEST              ALLOWED EACH YEAR           MONTH REQUEST
                                    (PER CATEGORY)              CAN BE MADE
- --------------------------------------------------------------------------------
Change the amount of your
contribution                              6                        any
- --------------------------------------------------------------------------------
Re-direct your contributions to
different funds                           6                        any
- --------------------------------------------------------------------------------
Transfer your existing balances to
different funds                           6                        any
- --------------------------------------------------------------------------------
Request a hardship withdrawal or a
regular withdrawal                        6                        any

Beginning January 1, 1994, regular withdrawals will
have to satisfy a $1,000.00 minimum. The request
will be checked against the withdrawal amount
available at the time you make the call. Regular
withdrawal requests for amounts less than $1,000.00
can no longer be processed. THE MINIMUM WILL NOT
APPLY TO HARDSHIP WITHDRAWAL REQUESTS.
- -------------------------------------------------------------------------------

NOTE: The rules for loans have not changed; you can still have up to two loans outstanding at any time. New loans can be requested in any month through Benefits Express.

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DATES TO REMEMBER

The switch to a monthly processing schedule creates four key dates to keep in mind:

THE MONTHLY DEADLINE

This is the latest date that requests for TIP activity can be accepted during the month. It occurs five business days before the end of the month. In August, for example, the monthly deadline will be on the 25th.

THE EFFECTIVE DATE

This is the date that all change requests are processed. It will occur on the first day of the month following the monthly deadline. Fund transfers, changes in contribution amounts or redirection of contributions will take place on this date.

THE DISTRIBUTION DATE

This is the date when participants receive loan or withdrawal proceeds, or final distributions in the case of retirements and terminations. It will occur approximately five weeks after the effective date.

BENEFITS EXPRESS DATA UPDATE

This is the date on which all change information from the first of the month (the effective date) will be loaded into the Benefits Express phone system. Investment returns from the prior month are also updated at this time. The data update typically takes place on the 22nd of the month.

As a general rule, when you call Benefits Express you are hearing information from the data update that occurred in the prior month. That update will reflect account balances that are 4-7 weeks "old" depending on when you place your call.

In most months you will have an opportunity to base your transaction on the most current information available. This opportunity, which we call the "window period", occurs between the data update for the current month and the monthly deadline. It is generally "open" for 2-4 days. However, in certain months, the window may not be available. For example, the month of February is short and contains a holiday. As a result, the data update may not take place until after the deadline for the month.

HERE'S AN EXAMPLE OF HOW THE MONTHLY PROCESSING SCHEDULE WORKS:
Joe requests a loan on September 20.
His loanable amount reflects the balances from the last data update on August 23.
The MONTHLY DEADLINE occurs on September 24.
The effect of the loan on Joe's account balances is loaded into Benefits Express on October 21, THE DATA UPDATE.
Joe receives the loan amount on November 8, THE DISTRIBUTION DATE.

Here's our example, and the months that precede and follow it in a chart form:
- ------------------------------------------------------------------------------

                                                                    APPROXIMATE
   DATE UPDATE                        EFFECTIVE    CURRENT MONTH    DISTRIBUTION
(FROM PRIOR MONTH)    DEADLINE          DATE        DATA UPDATE        DATE
- -------------------------------------------------------------------------------
    August 23        August 25       September 1     September 22   October 8
- -------------------------------------------------------------------------------
  September 22      September 24      October 1      October 21    November 8
- ------------------------------------------------------------------------------
   October 21        October 25       November 1     November 21   December 10
- ------------------------------------------------------------------------------

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END-OF-QUARTER RESTRICTIONS ON BUYING AND SELLING NORTHERN TRUST COMMON STOCK
TO CONTINUE

Northern Trust policy does not allow employees to buy or sell Northern Trust Common Stock during the period...beginning 10 business days prior to the end of each quarter...and ending two days after the release of public information regarding Northern Trust's earnings for the quarter. The policy also applies to any TIP transactions--such as loans, withdrawals or transfers of funds-- --that involve the Northern Trust Common Stock Fund.

As a result, the TIP monthly processing deadline in the end-of-quarter months (March, June, September and December) will be earlier than in other months.

HERE'S A SUMMARY:

For TIP transactions that will not change your balance in the Northern Trust Common Stock Fund...the monthly deadline for any month of the year is the fifth business day before the end of the month...for example, September 24.

For TIP transactions in any month except March, June, September and December, the monthly processing deadline is five business days before the end of the month...for example, August 25.

FOR TIP TRANSACTIONS IN MARCH, JUNE, SEPTEMBER AND DECEMBER THAT WILL CHANGE YOUR BALANCE IN THE NORTHERN TRUST COMMON STOCK FUND, THE MONTHLY DEADLINE IS 10 BUSINESS DAYS BEFORE THE END OF THE MONTH...FOR EXAMPLE, SEPTEMBER 17.

Failure to comply with the quarterly restrictions is considered a violation of company policy.

HAVE A QUESTION?--YOUR TIP AND ESOP REPRESENTATIVES ARE STILL HERE TO HELP

If you have a question about your TIP account, or any of the changes we're introducing, you can still talk to your TIP/ESOP representatives to get information. They can be reached on 444-7613 or 444-4416.

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                TAKE THE BENEFITS EXPRESS TO PLAN INFORMATION

0657, 01-00000001



BRENDA SAMPLE
E100 MB082720



Re: Your Contribution Rate Change

On September 14, 1993, you called Benefits Express to change your
Thrift-Incentive Plan contribution rate. This confirms that your change will be effective on October 1, 1993. As a result of your change, your rate of contribution will be:

                5% Before-tax
                3% After-tax

IF YOU FEEL YOUR REQUEST WAS RECORDED IN ERROR CALL BENEFITS EXPRESS TO CHANGE THIS REQUEST. IF YOUR FUND BALANCES APPEAR TO BE INCORRECT ON A FUTURE STATEMENT, IMMEDIATELEY CONTACT YOUR TIP/ESOP REPRESENTATIVE.

Thank you for calling Benefits Express

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